Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:15 PM 02/08/2021 FILED 01:15 PM 02/08/2021 SR 20210369572 - File Number 3323557

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

I-B GOOD WORKS 2 CORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Company”) is I-B Good Works 2 Corporation.

2. The Certificate of Incorporation of the Company is hereby amended by striking out Article 1 in its entirety and substituting in lieu thereof the following new Article:

“The name of the corporation is Good Works II Acquisition Corp.”

3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law, as amended.

Dated as of February 8, 2021

I-B GOOD WORKS 2 CORPORATION

/s/ Cary Grossman
Name: Cary Grossman
Title: Chief Executive Officer